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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK

                                   (UNAUDITED)

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
(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA )          THREE MONTHS ENDED         NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999         SEPTEMBER 30, 1999
                                                              ------------------         ------------------
Average shares outstanding - Basic                                   37.2                       37.3

Effect of dilutive securities:
    Stock options                                                     0.1                        0.1
                                                                    -----                      -----
Average share outstanding - Assuming dilution                        37.3                       37.4
                                                                    =====                      =====

Net income

Earnings per share
    Basic                                                           $0.61                      $1.61
    Dilutive                                                        $0.61                      $1.61
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